Filed Under Rule 424(b)(3), Registration Statement No. 333-249702
Pricing Supplement Number 496 Dated Tuesday, February 2, 2021
(To: Prospectus Dated October 28, 2020 and Prospectus Supplement Dated October 30, 2020)

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
63743FL38	[]	100%	1.800%	[]	Fixed	1.650%	MONTHLY	06/15/2031	03/15/2021	$1.56	Yes	Senior Unsecured Notes

Redemption Information: Non-Callable
National Rural Utilities Cooperative Finance Corp
Offering Date: Tuesday, February 2, 2021 through Monday, February 8, 2021
Trade Date: Monday, February 8, 2021 @12:00 PM ET
Settlement Date: Thursday, February 11, 2021
Minimum Denomination/Increments:$1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC number: 0235 via RBC Dain Rauscher Inc.

Agents: Incapital, LLC, Citigroup, Wells Fargo Advisors, RBC Capital Markets

If the maturity date or an interest payment date for any note is not a Business
Day (as term is defined in Prospectus), principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.

InterNotes® is a registered trademark of Incapital Holdings, LLC. All rights reserved.
National Rural Utilities Cooperative Finance Corp Prospectus Dated October 28, 2020 Prospectus Supplement Dated October 30, 2020